Filed Pursuant to Rule 433

Registration No. 333-275071

October 27, 2025

Pricing Term Sheet

€1,000,000,000

The Procter & Gamble Company

€500,000,000 2.900% Notes due 2033

€500,000,000 3.650% Notes due 2045

2.900% Notes due 2033

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€500,000,000

Maturity Date:	November 3, 2033

Mid-swap rate:	2.514%

Spread to mid-swap rate:	+42 basis points

Yield to Maturity:	2.934%

Coupon (Interest Rate):	2.900%

Price to Public (Issue Price):	99.761% of principal amount

Reference Government security:	2.600% due August 15, 2033

Reference Government security price/yield:	100.925%; 2.467%

Spread to reference Government security:	+46.7 basis points

Interest Payment Date:	November 3, commencing November 3, 2026

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 27, 2025

Settlement Date*:	November 3, 2025 (T+5)

Common Code:	322255870

ISIN:	XS3222558705

CUSIP:	742718 GS2

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
HSBC Bank plc
Morgan Stanley & Co. International plc

Senior Co-Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Barclays Bank PLC
BNP PARIBAS
Merrill Lynch International
RBC Europe Limited
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	On October 27, 2025, the Procter & Gamble Company commenced a public offering of notes denominated in U.S. Dollars. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

3.650% Notes due 2045

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€500,000,000

Maturity Date:	November 3, 2045

Mid-swap rate:	2.876%

Spread to mid-swap rate:	+78 basis points

Yield to Maturity:	3.656%

Coupon (Interest Rate):	3.650%

Price to Public (Issue Price):	99.916% of principal amount

Reference Government security:	2.500% due July 4, 2044

Reference Government security price/yield:	92.010%; 3.068%

Spread to reference Government security:	+58.8 basis points

Interest Payment Date:	November 3, commencing November 3, 2026

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 27, 2025

Settlement Date*:	November 3, 2025 (T+5)

Common Code:	322255926

ISIN:	XS3222559265

CUSIP:	742718 GT0

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
HSBC Bank plc
Morgan Stanley & Co. International plc

Senior Co-Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Barclays Bank PLC
BNP PARIBAS
Merrill Lynch International
RBC Europe Limited
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	On October 27, 2025, the Procter & Gamble Company commenced a public offering of notes denominated in U.S. Dollars. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

*Note:

We expect that delivery of the notes will be made against payment therefor on or about the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II and UK MiFIR – Professionals/ECPs only / No PRIIPs KID–Manufacturer target market (MiFID II product governance/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs/UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the United Kingdom.

This Pricing Term Sheet has not been approved by any authorized person in the United Kingdom and is for distribution only to persons who (i) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (among others, high net worth companies or unincorporated associations) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).This Pricing Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Pricing Term Sheet relates is available only to relevant persons and will be engaged in only with relevant persons.

No person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the securities described in this Pricing Term Sheet other than in circumstances in which section 21(1) of the FSMA does not apply.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, HSBC Bank plc toll-free at 1-866-811-8049 or Morgan Stanley & Co. International plc toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.